Exhibit 1

Certain information has been excluded from the exhibit because it is not material and would be competitively harmful if publicly disclosed. [***] indicates the redacted confidential portions of this exhibit.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2022 (the “Effective Date”), is entered into by and among NextCoal International, Inc., a Wyoming corporation (the “Seller”) and Exworth Management LLC, a Delaware limited liability company (the “Buyer”).

WITNESSETH:

WHEREAS, the Seller is the owner of 1,650,000 shares of common stock, $0.001 par value (the “Common Stock”) of Strategic Acquisitions, Inc., a Nevada corporation (the “Company”);

WHEREAS, the Buyer desires to purchase, and the Seller desires to sell 1,525,000 shares of Common Stock of the Company (the “Shares”) the Seller, through a private sale of the Shares to the Buyer (the “Sale”);

WHEREAS, the purchase price for the Shares is USD$0.40 per share and total is USD$ 610,000 (“Sales Price”); and

WHEREAS, concurrent with this Agreement, the Buyer is entering into stock purchase agreements, having substantially the same terms as this Agreement, with each of John P. O’Shea (“J. O’Shea”), Jennifer O’Shea (“Jen O’Shea”) and Marika X Tonay (“Tonay” and, collectively with J. O’Shea, Jen O’Shea, the “Additional Sellers”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.              SALE AND PURCHASE OF THE SHARES. Seller agrees to sell and convey good and marketable title to the Shares, free and clear of all Liens (as defined in Section 3.1 below), to the Buyer in consideration for the Sales Price.

2.              TERMS & CONDITIONS OF THE SALE

2.1            Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, as soon as practicable, but in no event later than the third business day, following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth herein (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the (“Closing Date”).

2.2            Deliveries by the Seller.

(a)            On or before the Effective Date, the Seller shall deliver to the Escrow Agent the following (the “Seller Escrow Deliverables”):

(i)             original stock certificates representing the Shares, along with a stock power, signature medallion guaranty, duly endorsed in blank, sufficient to transfer the Shares from the Seller to the Buyer;

(ii)            an escrow agreement, dated the date hereof (the “Escrow Agreement”), by and among Seller, Buyer, the Additional Sellers and Gusrae Kaplan Nusbaum PLLC as the escrow agent (the “Escrow Agent”) duly executed by Seller, each Additional Seller and the Escrow Agent;

(b)           At the Closing, the Seller shall deliver to the Buyer or to its agent or representative the following (the “Seller Closing Deliverables”)

(i)             this Agreement, duly executed by the Seller;

(ii)            an irrevocable instruction letter to the Company’s transfer agent directing the transfer agent to register the Shares in the name of the Buyer on the books of the Company, and/or any other documentation required by the Company’s transfer agent.

(iii)           resolutions of Seller’s board of directors authorizing all the transactions contemplated by this Agreement;

(iv)           the duly executed resignation of Jonathan Braun to be effective as of the Closing Date;

(v)            all other documents, instruments and writings required by this Agreement to be delivered by the Seller at the Closing and any other related documents requested by Buyer or its counsel in connection with this Agreement.

(c)            At the Closing, the Seller shall deliver to the Escrow Agent irrevocable instructions directing the Escrow Agent to release the Seller Escrow Deliverables to the Buyer.

2.3           Deliveries by the Buyer.

(a)            On or before the Effective Date, the Buyer shall deliver to the Escrow Agent the following (the “Buyer Escrow Deliverables”):

(i)             the Sales Price, payable by a wire transfer to the the Escrow Agent’s IOLA account below;

Escrow Agent Account Wire Instructions:

[***]

2

(ii)            a duly executed Escrow Agreement.

(b)           At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller

(i)             resolutions of Buyer’s board of directors authorizing all the transactions contemplated by this Agreement.

(c)            At the Closing, the Buyer shall deliver to the Escrow Agent irrevocable instructions directing the Escrow Agent to release the Buyer Escrow Deliverables to the Buyer.

3.              REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents, warrants and covenants to the Buyer, as of the date of this Agreement and the Closing, as follows:

3.1            Ownership of Shares. Seller is the sole record and beneficial owner of the Shares and has the sole power over the disposition of the Shares. The Shares are free and clear of any liens, encumbrances, objections, title defects, security interest, pledges, mortgages, charges, claims, options, preferential arrangements or restrictions of any kind, including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership (collectively, “Liens”), other than applicable securities laws and regulations. Seller is not a party to any proxy, option, warrant, voting trust, right of first refusal or any other contract or agreement with respect to the voting, redemption, sale, transfer or other disposition of the Shares.

3.2            No Other Transfers or Interests. Neither the Shares nor any interest therein has been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

3.3            Authorization; Enforceability. Seller has the legal right to enter into and to consummate the transactions contemplated hereby, to perform its covenants and otherwise to carry out Seller’s obligations hereunder. This Agreement and any related agreements or instruments, upon execution and delivery by the Seller (and assuming due execution and delivery hereof and thereof by the Buyer), will constitute a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.4            No Violations, No Conflicts. Seller’s authorization, execution, delivery and performance of this Agreement does not and will not (A) violate any law, rule, regulation or court order to which are subject; (B) conflict with or result in a breach of organizational documents, or breach or result in a default under any material agreement or (C) require the consent or approval of, or giving of notice to, any third party or any regulatory authority or governmental authority or agency, other than (i) any such consent or approval that has already been obtained, or notice that has already been given, and remains in full force and effect and (ii) consents and approvals required to be given by, and notices required to be delivered to, the Company.

3

3.5           Actions and Proceedings. Seller is not subject to any outstanding orders, writs, injunctions or decrees of any court or arbitration tribunal or any governmental department, commission, board, agency or instrumentality, domestic or foreign, against, involving or affecting the business, properties or employees of the Seller, including without limitation, their respective right to enter into, execute and perform this Agreement (or any of the transactions contemplated hereby). There are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations, pending or threatened against or affecting the Seller.

3.6            No Consents; No Litigation. The Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Seller of this Agreement. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened against, affecting or which will affect, the property of the Seller.

3.7            No General Solicitation; Experience and Knowledge. Neither the Seller, nor any person acting on Seller’s behalf, has offered or sold the Shares by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act). Seller acknowledges and agrees that it has extensive knowledge and experience in financial and business matters; has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the sale of the Shares to the Buyer; and has received sufficient and satisfactory answers to any questions posed to evaluate the merits and risks of the transactions contemplated by this Agreement.

3.8            Arms’ Length. Seller hereby acknowledges and agrees that the sale of the Shares is taking place in a private transaction between Seller and the Buyer in an arms’ length commercial transaction at a price negotiated and agreed to by Seller. The Seller is solely responsible for making its own judgments in connection with this Agreement; and the Buyer has not rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to the Seller, in connection with the transactions contemplated hereby or the process leading thereto.

3.9            Company Disclosures. Seller has no knowledge of a material fact about the operations, affairs, condition or prospects of the business or the financial condition of the Company or the market for the Company’s securities that has not been publicly disclosed by the Company, other than the transactions contemplated herein.

4.              REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents, warrants and covenants to the Seller and the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4

4.1            Authorization; Enforceability. Buyer has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out Buyer’s obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement has been duly authorized by all requisite action by the Buyer, and the Agreement, when executed and delivered by the Buyer (and assuming due execution and delivery hereof and thereof by the Seller), constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2            No Breach. Neither the execution and delivery of this Agreement nor compliance by the Buyer with any of the provisions hereof nor the consummation of the transactions and actions contemplated hereby will:

(a)            violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which the Buyer is a party;

(b)            result in the creation of any Lien upon any of the properties or assets of the Buyer, including without limitation, the Shares, pursuant to the terms of any agreement or instrument; or

(c)            violate any law or regulation of any jurisdiction relating to the Buyer or the Shares or violate any statute, ordinance, order, injunction, decree or award of any court or governmental or quasi-governmental agency against, or binding upon the Buyer.

4.3            No Litigation, Etc. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Buyer’s best knowledge, threatened against, affecting or which will materially affect, the property of the Buyer.

4.4            Experience and Knowledge. Buyer has extensive knowledge and experience in financial and business matters; has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; has received sufficient and satisfactory answers to any questions to evaluate the merits and risks of the transactions contemplated by this Agreement; has adequate means of providing for the Buyer’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares for an indefinite period of time; and is aware that an investment in the Shares involves a number of very significant risks.

4.5            Investment Intent. The Shares are being purchased for Buyer’s own account for investment and not with a view to re-sell the Shares. No other person or entity will have any direct or indirect beneficial interest in, or right to, the Shares.

4.6            No General Solicitation or Advertisement. Neither the Buyer, nor any person acting on Buyer’s behalf, has offered to purchase the Shares from the Seller by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

5

4.7            Restricted Securities. The Buyer understands that the Shares have not been registered under the Securities Act and is purchasing the Shares in reliance upon the applicable exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.8            Shell Status. The Buyer expressly acknowledges that it is aware that the Company is a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act), and that the resale of the Securities purchased herein are subject to the additional requirements under Rule 144(i)(2), namely that: (a) the Company would need to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) the Company would need to have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (c) a full twelve months would need to have passed after the Company filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company.

4.9            Legend. The Buyer understands that the Shares shall bear the following legend, or one substantially similar thereto:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for those shares under the Securities Act, or an opinion satisfactory to the Company’s counsel that registration is not required under said Securities Act.”

4.10          Arms’ Length. Buyer hereby acknowledges and agrees that the purchase of the Shares is taking place in a private transaction between Seller and the Buyer in an arms’ length commercial transaction at a price negotiated and agreed to by Seller. The Buyer is solely responsible for making its own judgments in connection with this Agreement; and the Seller has not rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to the Buyer, in connection with the transactions contemplated hereby or the process leading thereto.

4.11          No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

5.              PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES.

The Seller and the Company hereby covenant and agree that, from the date hereof and until the Closing, if such dates are different:

6

5.1            Access. The Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access, during regular business hours and upon reasonable notice, to its books, records, personnel and properties (including, without limitation, the work papers prepared by its auditors) so that the Buyer may have full opportunity to make such review, examination and investigation with respect to the Shares as it may desire.

5.2            No Breach. Each of the parties hereto will (i) use its best efforts to assure that all of its respective representations and warrants contained herein are true in all material respects at and as of the date hereof, and as of the Closing Date, no breach shall occur with respect to any of the parties’ covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a material breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify the other of any event or fact which represents a breach or default.

5.3            Public Announcements. No party hereunder shall, without the express prior written consent of the other, make any announcement or otherwise disclose any information regarding this Agreement and/or the transactions contemplated hereby other than as required by law or otherwise deemed advisable in the opinion of counsel to the Buyer or the Seller to ensure compliance with public disclosure requirements under federal securities laws.

5.4            Expenses. Each of the parties hereto agrees to bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

5.5            Further Assurances. Each of the parties shall execute such documents or other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated in this Agreement.

6.              CONDITONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

The obligations of the Buyer to effectuate the Closing are subject to the fulfillment, prior to the date of Closing, of each of the following conditions (any one or more of which may be waived by the Buyer unless such condition is a requirement of law):

6.1            Representations and Warranties. All representations and warranties of the Company and the Seller contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all respects as of the date hereof and as of the Closing Date, as applicable.

6.2            Covenants. The Seller shall have performed and complied in all respects with all covenants and other agreements required by (or contained in) this Agreement to be performed or complied with or by them prior to or at the Closing Date.

6.3            No Actions. No action, suit, proceeding or investigation shall have been instituted against the Seller or the Company, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby or which might materially and adversely affect the rights of the Buyer to consummate the transactions contemplated hereby.

7

6.4            Approvals. The Seller and the Company shall have obtained all approvals and consents to consummate this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable laws, rules and regulations.

6.5            Due Diligence. The Buyer shall have completed to its sole satisfaction its due diligence of the Company and all other items it deems necessary and/or advisable, and shall be satisfied with the results thereof.

6.6            Closing Documents. The Buyer shall receive all of the documents (executed where applicable) set forth in Section 2.2 and Section 2.3 of this Agreement, which documents shall be in form and substance reasonably satisfactory to Buyer and their legal counsel.

6.7            SEC Filings. Seller, at Seller’s cost and without credit against the Sales Price, shall have filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and shall be current on any and all other SEC Filings required to be made on or before the Closing Date.

7.             CONDITIONS PRECEDENT TO THE OBLIGATION TO THE SELLER TO CLOSE.

 The obligations of the Seller to effectuate the Closing is subject to the fulfillment, prior to the date of Closing, of each of the following conditions (any one or more of which may be waived by the Buyer unless such condition is a requirement of law):

7.1            Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement and in any written statement or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

7.2            Covenants. The Buyer shall have performed and complied in all material respects with all covenants and other agreements required by (or contained in) this Agreement to be performed or complied with by it prior to or at the Closing.

7.3            No Actions. No action, suit, proceeding or investigation shall have been instituted against the Buyer, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the rights of the Seller and the Company to consummate the transactions contemplated hereby.

7.4            Approvals. The Buyer shall have obtained all required consents and approvals to this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable laws, rules and regulations.

7.5            Sales Price. The Buyer shall have delivered the Sales Price to the Escrow Agent.

8

8.              INDEMNIFICATION. The Company and the Seller shall jointly and severally indemnify and hold harmless the Buyer and its officers, directors, affiliates, agents, beneficiaries, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of either the Seller or the Company in this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement, (c) in respect of any Liabilities incurred prior to the Closing, (d) for any broker’s or finder’s fee or any similar fee, charge or commission incurred by the Company and/or the Seller prior to or in connection with this Agreement or the transaction contemplated hereby, (e) for any foreign, federal, state or local tax of any kind arising out of or by reason of the existence or operations of the Company and/or the Seller prior to the Closing, including, without limitation, any payroll taxes owed by the Company on account of compensation paid to any employee of the Company prior to the Closing, (f) in respect of any salary, bonus, wages or other compensation of any kind owed by the Company to any party for services rendered on or prior to the Closing, (g) in respect of any liability or indebtedness otherwise incurred on or before the Closing, including, without limitation, with respect to the execution and performance of this Agreement, and (h) for expenses required to be borne by the Company and/or the Seller under the provisions of this Agreement.

9.              MISCELLANEOUS.

9.1            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

9.2            Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier, email, facsimile transmission or prepaid cable or telegram and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile transmission, cable or telegram shall be deemed to have been given on the date sent) to the address of the parties provided to each other or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.2 by either of the parties hereto to the other party hereto.

9.3            Waiver; Remedies. No delay on the part of any of the Seller, the Company or the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the Seller or the Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

9

9.4            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings (in writing, oral or otherwise) of the parties relating thereto. Each of the parties represents, acknowledges and agrees that this transaction is being made knowingly, intelligently and voluntarily made, and that each of the parties has discussed this transaction and the consequences thereto with counsel of its own choosing. The parties and their counsel have cooperated in the drafting and preparation of this Agreement and therefore this Agreement shall not be construed against any party by virtue of its role as the drafter thereof.

9.5            Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

9.6            Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which shall be deemed an original but all of which together shall constitute a single instrument.

9.7            Governing Law; Venue. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

9.8            Captions. All Section titles or captions contained in this Agreement, in are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

9.9            Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party’s possession without retaining copies thereof, provided, however, that each party’s obligations to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

9.10          Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing by the Buyer in its sole and absolute discretion.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

10

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered on the day and year first above written.

Buyer:

Exworth Management LLC

By:	/s/ Yuanyuan Huang
Name:	Yuanyuan Huang
Title:	Manager
Address: 51 JFK Parkway, Suite 135
Short Hills, NJ 07078

Seller:

NextCoal International, Inc.

By:	/s/ Jonathan Braun
Name:	Jonathan Braun
Title:	President
Address: 1459 Shunpike Road
Cambridge, New York 12816
11